Exhibit 99.1

For immediate release

January 9, 2017

AtriCure Announces Preliminary Results for Fourth Quarter and Full Year 2016

MASON, Ohio, January 9, 2017 – AtriCure, Inc.  (Nasdaq: ATRC), a leading innovator in treatments for atrial fibrillation (Afib) and left atrial appendage (LAA) management, today announced preliminary financial results for the fourth quarter and full year 2016 and provided 2017 financial guidance.

Preliminary and unaudited revenue for fourth quarter 2016 is expected to be approximately $41.2 million, reflecting growth of approximately 15% over the fourth quarter of 2015. Based on this preliminary estimate, revenue from U.S. customers is expected to be $32.7 million, reflecting growth of 13%. Expectations of U.S. revenue by product category are as follows: open chest ablation of $14.6 million, growth of 1%;  minimally invasive (MIS) ablation of $8.9 million, growth of 25%;  AtriClip system of  $8.4 million, growth of 26%; and valve instrumentation revenue of approximately $0.7 million.

Revenue from international customers is expected to be approximately $8.5 million, an increase of 22% as reported and 23% on a constant currency basis.

Preliminary revenue for full year 2016 is expected to be $155.1 million, reflecting growth of approximately 20% over full year 2015. The Adjusted EBITDA loss (a non-GAAP measure consistently calculated as in previous releases) for the full year 2016 is currently estimated to be less than the previously communicated range of $12 to $14 million. AtriCure will provide a reconciliation of this non-GAAP measure to the related GAAP measure in the release of final 2016 results.

“Our fourth quarter sales results were marked by mixed performance – weak U.S. Open sales were partially offset by robust  U.S. Clip and Epi-Sense sales results as well as solid international sales. We are disappointed with the softness in our U.S. Open sales performance which was not attributable to any one factor.  We will continue to investigate the dynamics of our U.S. Open sales performance, both internal and external, to forecast with greater accuracy.   However, we do not believe there have been any fundamental changes in the market opportunity,” said Mike Carrel, President and Chief Executive Officer of AtriCure. “At the same time, we are excited about the uptick in our Clip and MIS sales results.”

Mr. Carrel continued, “Our revenue guidance for 2017 reflects continued strength in our U.S. MIS and Clip franchises and our U.S. Open business growth remaining in the single digits. Additionally, we  have a clear line of sight to significant bottom line improvement in 2017 and remain confident in our expectation for EBITDA profitability for full year 2018.”

The Society for Thoracic Surgeons Updates Guidelines

The Society for Thoracic Surgeons recently updated its guidelines for the surgical treatment of Afib. Most notable is the elevation of surgical ablation for Afib to a Class 1 recommendation at the time of mitral valve surgery, aortic valve surgery, and coronary artery bypass grafting.

Mr. Carrel noted, “This reflects increasing adoption of surgical ablation techniques for the treatment of Afib and is a result of the large body of scientific evidence showing that concomitant surgical ablation is safe and effective.  We believe this is a significant advancement for the concomitant treatment of Afib, and we are committed to driving further adoption of Afib treatment globally and serving this under-penetrated market.”

2017 Financial Guidance

Management projects 2017 revenue growth of approximately 13% to 15% over full year 2016 at current exchange rates.

Adjusted EBITDA, a non-GAAP measure, is projected to be a loss in the range of $4 to $6 million for 2017.  Net loss per share is expected to be in the range of $0.88 to $0.96.  The Company continues to expect positive adjusted EBITDA for full year 2018.

About AtriCure

AtriCure, Inc. is a medical device company that provides innovative solutions designed to decrease the global Afib epidemic. AtriCure’s Isolator® Synergy™ Ablation System is the first and only surgical device approved for the treatment of persistent and longstanding persistent forms of Afib in patients undergoing certain open concomitant procedures. AtriCure’s AtriClip® Left Atrial Appendage Management (LAAM) exclusion device is the most widely sold device worldwide that is indicated for the occlusion of the left atrial appendage. AtriCure believes electrophysiologists and cardiothoracic surgeons are adopting its technologies for the treatment of Afib and reduction of Afib related complications. Afib affects more than 33 million people worldwide. For more information, visit AtriCure.com or follow us on Twitter @AtriCure.

Forward-Looking Statements

This press release contains “forward-looking statements”– that is, statements related to future events that by their nature address matters that are uncertain. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.atricure.com/fls as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors. We do not undertake to update our forward-looking statements. This document also includes forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

CONTACTS:

Andy Wade

AtriCure, Inc.

Senior Vice President and Chief Financial Officer

(513) 755-4564

awade@atricure.com

Lynn Pieper Lewis

Gilmartin Group

Investor Relations

(415) 937-5402

lynn@gilmartinir.com